Exhibit 99.1

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518

	Chris Hardman		Valerie Finberg
	720-888-2292		720-888-2501

Level 3 Signs Agreement to Sell

Advertising Distribution Business for $129 Million

BROOMFIELD, Colo., December 19, 2007 — Level 3 Communications, Inc. (Nasdaq: LVLT) today announced that it has signed a definitive agreement to sell the advertising distribution business of Vyvx LLC to DG FastChannel, Inc. Vyvx, LLC is a wholly owned subsidiary of Level 3 Communications, LLC.

Under the terms of the agreement, Level 3 will receive total consideration of $129 million payable in cash at closing. The purchase price is subject to customary working capital and certain other post-closing adjustments. Revenue and Adjusted EBITDA for the Vyvx Services Advertising Distribution Business for 2007 are expected to be approximately $36 million and $11 million, respectively.

Level 3 will retain ownership of Vyvx, LLC and its core broadcast business including all of the Vyvx Services Broadcast Business’ content distribution capabilities. Level 3 will also retain an ongoing network services relationship with DG FastChannel, enabling DG FastChannel to distribute advertising content between its regional offices.

“We are pleased that we have reached this agreement with DG FastChannel,” said Brady Rafuse, president of Level 3’s Content Markets Group. “The Vyvx Services Advertising Distribution Business is not core to Level 3’s strategy as it relies primarily on satellite and physical dub and ship methods for distribution and does not utilize the Level 3 network to deliver content to end destinations. We are focused on services that enable the distribution of large volumes of content over the Level 3 network. Additionally, Level 3’s core communications services continue to grow and represent attractive future growth opportunities. The proceeds from the sale of the Vyvx Services Advertising Distribution Business will be deployed toward opportunities that are more central to Level 3’s communications business.”

The sale is subject to regulatory approvals as well as certain other customary closing conditions, and is expected to close in the first quarter of 2008.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT), an international communications company, operates one of the largest Internet backbones in the world, connecting 180 markets in 18 countries. The company serves a broad range of wholesale, enterprise and content customers with a comprehensive suite of services including: Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice and voice over IP services, and content delivery and media distribution services. These services provide the building blocks to enable Level 3’s customers to meet their growing demands for advanced communications solutions. The company’s Web address is www.Level3.com.

“Level 3 Communications,” “Level 3,” the red 3D brackets and the Level 3 Communications logo are registered service marks of Level 3 Communications, LLC in the United States and/or other countries.  Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.  Any other service, product or company names recited herein may be trademarks or service marks of their respective owners.

Forward-Looking Statement
Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to the company’s ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.